UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)


Alternate Marketing Networks, Inc.

(Name of Issuer)


Common Stock, no par value

(Title of Class of Securities)


O2145P-10-6

(CUSIP Number)


Check the following box if a fee is being paid with the statement____. (A fee is not required only if the reporting person; (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no
amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting persons initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment
containing information which would alter disclosures proved in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed
for the purposes of Section 18 of the Securities Exchange Act of 1934
 (Act) or otherwise
subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP NO.	02145P-10-6

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Krieger Family Limited Partnership

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(1) ______
(2) ___X__

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5. SOLE VOTING POWER				500,052

6. SHARED VOTING POWER				   -0-

7. SOLE DISPOSITIVE POWER			500,052

8. SHARED DISPOSITIVE POWER			   -0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

500,052

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.47%(1)

12. TYPE OF REPORTING PERSON

PN
(1) Based upon 4,082,177 shares outstanding as of December 31, 1999.

CUSIP NO.	02145P-10-6

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Dale B. Krieger

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(1) ______
(2) ___X__

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5. SOLE VOTING POWER				22,500

6. SHARED VOTING POWER				   -0-

7. SOLE DISPOSITIVE POWER			22,500

8. SHARED DISPOSITIVE POWER			   -0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

22,500

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.548%(1)

12. TYPE OF REPORTING PERSON
IN
(1) Based upon 4,082,177 shares outstanding as of December 31, 1999 and 22,500
shares issuable pursuant to options held by Dale B. Krieger
 (i.e., 4,104,677 total)

CUSIP NO.	02145P-10-6

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

KR Financial, LLC


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(1) ______
(2) ___X__

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5. SOLE VOTING POWER				   -0-

6. SHARED VOTING POWER				35,000

7. SOLE DISPOSITIVE POWER			   -0-

8. SHARED DISPOSITIVE POWER			35,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

35,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.857%(1)
12. TYPE OF REPORTING PERSON
IA
(1) Based upon 4,082,177 shares outstanding as of December 31, 1999.

CUSIP NO.	02145P-10-6

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Paula A. Ruderman

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(1) ______
(2) ___X__

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5. SOLE VOTING POWER				23,331

6. SHARED VOTING POWER				   -0-

7. SOLE DISPOSITIVE POWER			23,331

8. SHARED DISPOSITIVE POWER			   -0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

23,331

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.571%(1)

12. TYPE OF REPORTING PERSON
IN
(1) Based upon 4,082,177 shares outstanding as of December 31, 1999.

CUSIP NO.	02145P-10-6

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Richard A. Ruderman

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(1) ______
(2) ___X__

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5. SOLE VOTING POWER				63,538

6. SHARED VOTING POWER				   -0-

7. SOLE DISPOSITIVE POWER			63,538

8. SHARED DISPOSITIVE POWER			   -0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

63,538

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.556%(1)

12. TYPE OF REPORTING PERSON
IN
(1) Based upon 4,082,177 shares outstanding as of December 31, 1999.

	SCHEDULE 13G


Item 1.

(a)	Name of Issuer

Alternate Marketing Networks, Inc. (AMN)

(b)	Address of Issuers Principal Executive Offices

One Ionia S.W., Suite 300
Grand Rapids, MI 49503


Item 2.

(a)	Name of Persons Filing

Dale B. Krieger (Krieger)
The Krieger Family Limited Partnership (KFLP)
KR Financial, LLC (KR)
Paula A. Ruderman (Paula)
Richard A. Ruderman (Ruderman)

(b)	Address of Principal Business Office or, if none, Residence

600 Pretty Brook Road
Princeton, NJ 08540

(c)	Citizenship*

(d)	Title of Class of Securities

Common Stock, no par value

(e)	CUSIP Number*


Item 3.	If this statement is filed pursuant to Rule 13d-1(b),
 or 13d-2(b), check
whether the person filing is a:

Not Applicable
___________
*Incorporated by reference to cover page

Item 4.	Ownership

(a)	Amount Beneficially Owned*

(b)	Percent of Class*

(c)	Number of shares as to which such person has*

(i)	sole power to vote or direct the vote
(ii)	shared power to vote or direct the vote
(iii)	sole power to dispose or to direct the disposition of
(iv)	shared power to dispose or to direct the disposition of

Krieger is currently the sole general partner of KFLP and the principal executive
officer of KR.  KR holds 35,000 shares for the benefit of managed advisory
accounts over which it exercises discretionary investment authority.
  The
remaining shares reported as beneficially owned by Krieger include 22,500 shares which may be acquired upon exercise of options acquired
 (all of which
are beneficially owned directly by Krieger); 140,000 shares held of record by
KFLP; and 360,052 shares which KFLP may acquire upon exercise of options
granted to it by other shareholders of AMN (Stan Henry and members of his family, and Philip Miller). Krieger, as an individual, disclaims beneficial
ownership of any securities held of record by KFLP and KR.

Ruderman is a business associate of Krieger and principal financial officer of KR.
 The shares reported as beneficially owned by Ruderman consist of
63,538
shares which he may acquire upon exercise of options granted by other shareholders of AMN (Stan Henry and members of his family, and
 Phillip Miller.)
 Rudermans wife, Paula, is the beneficial owner of 23,331 outstanding shares, ownership of which is disclaimed by Ruderman.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which
 Acquired the
Security
Being Reported on By the Parent Holding Company

Not Applicable
____________
*Incorporated by reference to cover page

Item 8.	Identification and Classification of Members of the Group

The members of the group making this filing and the classification of each are as follows:

Dale B. Krieger				IN
Paula A. Ruderman				IN
Richard A. Ruderman			IN
The Krieger Family Limited Partnership	PN
KR Financial, LLC				IA

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below each of the undersigned certifies that, to the best of his/its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


SIGNATURE AND ACKNOWLEDGMENT
OF JOINT FILING

Each of the undersigned, after reasonable inquiry and to the best of knowledge and belief of such undersigned, hereby certifies that the information set forth in this
statement is true, complete and correct. Further, each of the undersigned acknowledges and agrees that this Schedule 13G amendment is filed on behalf of each
of them, jointly, pursuant to Rule
13d-a(f)(1) under the Securities Exchange Act of 1934, as amended.



02/14/00					/s/ Dale B. Krieger


02/14/00					The Krieger Family Limited Partnership


By /s/ Dale B. Krieger
Its: Managing General Partner


02/14/00					KR Financial, LLC


By /s/ Dale B. Krieger
Its: President


02/14/00					/s/ Paula A. Ruderman


02/14/00					/s/ Richard A. Ruderman